UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015
PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of PriceSmart, Inc. (the "Company") was held on February 3, 2015 at the Company's headquarters, 9740 Scranton Road, San Diego, CA 92121. As of the record date there were 30,209,917 shares outstanding and entitled to vote. There were 27,697,159 shares voted in person or by proxy. The results of the stockholder vote are set forth below:

1. To elect directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified:

	Votes For	Votes Withheld
Sherry S. Bahrambeygui	27,216,852	480,307
Gonzalo Barrutieta	27,526,231	170,928
Gordon H. Hanson	27,526,260	170,899
Katherine L. Hensley	24,500,716	3,196,443
Leon C. Janks	24,499,657	3,197,502
Jose Luis Laparte	27,087,405	609,754
Mitchell G. Lynn	27,038,567	658,592
Robert E. Price	20,218,587	7,478,572
Edgar A. Zurcher	24,552,334	3,144,825

2. To approve, by advisory vote, executive compensation.

	Votes For	Votes Withheld	Abstain
Total Shares Voted	27,634,330	49,903	12,926

Item 8.01. Other Events.

On February 3, 2015, the Company's Board of Directors declared a cash dividend in the total amount of $0.70 per share, with $0.35 per share payable on February 27, 2015 to stockholders of record as of close of business on February 13, 2015 and $0.35 per share payable on August 31, 2015 to stockholders of record as of the close of business on August 14, 2015. The Company anticipates the ongoing payment of semi-annual dividends in subsequent periods, although the actual declaration of future dividends, the amount of such dividends, and the establishment of record and payment dates is subject to final determination by the Board of Directors in its discretion, after its review of the Company's financial performance and anticipated capital requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2015	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)